Exhibit 10.50

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

RESEARCH AND DEVELOPMENT AGREEMENT

THIS RESEARCH AND DEVELOPMENT AGREEMENT (the “Agreement”) is entered into as of May 25, 2006 (the “Effective Date”) by and between VICAL INCORPORATED, a Delaware corporation (“Vical”), having an address of 10390 Pacific Center Court, San Diego, California 92121 and ANGES MG INC., a Japanese corporation (“AnGes”), having an address of 7-7-15 Saito-Asagi, Ibaraki, Osaka, 567-0085, Japan.

RECITALS

WHEREAS, Vical and AnGes each has interest and experience in the field of gene therapy;

WHEREAS, Vical has completed certain clinical studies of the Product (as defined below) and intends to conduct further development of the Product; and

WHEREAS, the parties desire to enter into this Agreement with regard to further research and development of the Product, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” shall mean any entity controlled by, controlling, or under common control with a party hereto and shall include any entity more than fifty percent (50%) of the voting stock or participating profit interest of which is owned or controlled, directly or indirectly, by a party, and any entity which owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock of a party.

1.2 “AnGes Data” shall mean all data (including, without limitation, clinical trial data), results and information related to the Product which is generated by AnGes or any of its Affiliates or Sublicensees.

1.3 “Asia” shall mean People’s Republic of China, Hong Kong, Japan, Republic of Korea, Indonesia, Malaysia, Thailand, Singapore, and Taiwan.

1.4 “Best efforts” shall have the meaning provided in Section 4.3(c).

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1.5 “BLA” shall mean a Biologic License Application and all amendments and supplements thereto filed for the Product in melanoma with the FDA.

1.6 “Calendar Quarter” shall mean each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31.

1.7 “Commercial Supply Agreement” shall have the meaning set forth in Section .5.

1.8 “Confidential Information” shall have the meaning provided in Section 10.1.

1.9 “Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, use of or a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.10 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States.

1.11 “Field” shall mean the treatment and/or prevention of any disease or disorder.

1.12 “Final Stoppage Event” shall mean (a) the withdrawal by the FDA (or other United States governmental or regulatory authority) of authorization for Vical to conduct the Phase 3 Clinical Trial, (b) the occurrence of an adverse reaction or side effect in a human subject due to administration of the Product in the Phase 3 Clinical Trial in accordance with the protocol for such trial, which adverse reaction or side effect is of sufficient magnitude or incidence, in the opinion of the Safety Monitoring Board, to support termination of the Phase 3 Clinical Trial, or (c) the occurrence of any other event that prevents Vical from actively conducting the Phase 3 Clinical Trial, excluding any event that results from AnGes’ breach of this Agreement or the Stock Purchase Agreement.

1.13 “First Commercial Sale” shall mean the first sale for end use or consumption of the Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval. Sale to an Affiliate or Sublicensee shall not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the end user of the Product.

1.14 “HHMI” shall have the meaning set forth in Section 5.1(e).

1.15 “HHMI Indemnitees” shall have the meaning set forth in Section 5.1(e).

1.16 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test

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data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.17 “Inventions” shall have the meaning provided in Section 8.1.

1.18 “Joint Steering Committee” or “JSC” shall mean the committee formed pursuant to Section 2.1.

1.19 “Licensed Patents” shall mean the Michigan-Vical Patent, Vical Patent and WARF-Vical Patent.

1.20 “Michigan” shall mean the Regents of the University of Michigan.

1.21 “Michigan Agreement” shall mean that certain License Agreement between Vical and Michigan, dated February 14, 2006, as amended from time to time, a redacted copy of which has been provided to AnGes.

1.22 “Michigan-Vical Patent” shall mean the Patent licensed to Vical pursuant to the Michigan Agreement and set forth in Part 1 of Exhibit A.

1.23 “Net Sales” shall mean the gross amounts invoiced, and if no amount is invoiced, then the amount received, by a party and its Affiliates and Sublicensees, for sales, rentals or leases, however characterized, of the Product to Third Parties that are not Affiliates or Sublicensees of the selling party (unless such Affiliate or Sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction), less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade or quantity discounts, credits or allowances, in each case actually granted, including, without limitation, discounts provided by means of chargebacks, rebates and administrative fees charged by customers or health care organizations determined based upon sales, but only in amounts customary in the trade; (ii) actual freight or transportation expenses between the selling party or its Affiliate or Sublicensee and customers, to the extent such expenses are not charged to or reimbursed by customers, and shipping, handling and insurance charges actually paid; (iii) sales, use or similar taxes, duties and other governmental tariffs imposed upon particular sales; and (iv) rebates and amounts actually refunded or credited on rejections or returns.

1.24 “Other Territories” shall mean all territories other than Asia and the United States.

1.25 “Patents” shall mean (a) all patents, re-examinations, reissues, renewals, extensions and term restorations, and (b) pending applications for patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates.

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1.26 “Percentage-Based Payments” shall have the meaning provided in Section 6.7.

1.27 “Phase 3 Clinical Trial” shall mean a human clinical trial designed to establish efficacy and safety of the Product in melanoma intended to satisfy United States Regulatory Approval requirements for a Phase 3 study, to be conducted in accordance with the Project Plan.

1.28 “Product” shall mean the purified, sterile bicistronic pDNA that encodes the human major histocompatibility complex (MHC) Class I HLA-B7 protein and beta-2 microglobulin protein on a single plasmid, manufactured as a 2 mg/mL pDNA formulated with the cationic lipid-based system, DMRIE/DOPE and known as the Allovectin-7® Imunotherapeutic. For purposes of the foregoing, DMRIE is (+)-N-(2-hydroxyethyl)-N, N-dimethyl-2,3-bis(tetradecyloxy)-1-propanaminium bromide) and DOPE is 1,2 dioleoyl-sn-glycero-3-phosphoethanolamine.

1.29 “Project” shall mean the conduct of the Phase 3 Clinical Trial and preparation and filing of the first BLA for the Product.

1.30 “Project Data” shall mean all data (including, without limitation, clinical trial data), results and information related to the Product which is generated by Vical or any of its Affiliates or Sublicensees in the performance of the Project.

1.31 “Project Plan” shall mean the plan for conducting the Project, as described in the Special Protocol Assessment for the Product, a copy of which has been provided to AnGes by Vical, as may be amended from time to time.

1.32 “Project Term” shall mean the period beginning on April 1, 2006 and ending upon the filing of the first BLA for the Product, unless terminated earlier as described herein.

1.33 “R&D Payments” shall have the meaning set forth in Section 6.1.

1.34 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, export, transport and/or sale of the Product in such jurisdiction.

1.35 “Related Data” shall mean all data (including, without limitation, clinical trial data), results and information related to the Product, which is Controlled by Vical as of the Effective Date or during the Project Term, and which is not Project Data but is necessary for Regulatory Approval in Asia.

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1.36 “Royalty Term” shall mean, in any country, the period of time commencing on the First Commercial Sale in such country and ending on the later of (a) [***] after the date of First Commercial Sale in such country, and (b) the expiration of the last to expire of the Vical Patent, WARF-Vical Patent or Michigan-Vical Patent, containing a Valid Claim claiming the manufacture, use or sale of Product in such country.

1.37 “Shut Down Costs” shall have the meaning provided in Section 6.2(b)(ii).

1.38 “Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement between the parties, dated as of the Effective Date, as may be amended in accordance with its terms.

1.39 “Sublicensee” shall mean a Third Party that is granted a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export the Product, beyond the mere right to purchase Product. For clarification, neither AnGes nor any of its Affiliates or Sublicensees shall be a Sublicensee of Vical.

1.40 “Term” shall have the meaning provided in Section 11.1.

1.41 “Third Party” shall mean any entity other than Vical or AnGes or an Affiliate of Vical or AnGes.

1.42 “United States” shall mean the United States of America and its territories and possessions.

1.43 “Valid Claim” shall mean (a) an unexpired claim of an issued patent within the Licensed Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending application within the Licensed Patents.

1.44 “Vical Inventions” shall have the meaning provided in Section 8.1.

1.45 “Vical Know-How” shall mean, to the extent necessary to develop, use, gain Regulatory Approval of, distribute for sale, promote, market, offer for sale, sell, have sold, import or export the Product, Information not included in the Licensed Patents that Vical Controls on the Effective Date or during the Project Term, including, without limitation, (a) all such Information that is related to the Patents listed on Exhibit D, (b) all such Information that is conceived or developed by Vical in the course of and as part of the Project, and, (c) in each case, any replication or any part of any other Information described in this definition of Vical Know-How.

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1.46 “Vical Patent” shall mean the Patent set forth in Part 2 of Exhibit A.

1.47 “Vical Technology” shall mean the Vical Patent, Vical’s ownership interest in the Michigan-Vical Patent (excluding Michigan’s interest in the Michigan-Vical Patent), Vical’s ownership interest in the WARF-Vical Patent (excluding WARF’s interest in the WARF-Vical Patent) and Vical Know-How.

1.48 “WARF” shall mean the Wisconsin Alumni Research Foundation.

1.49 “WARF Agreement” shall mean the License Agreement between Vical and WARF, effective as of January 1, 1991, as amended from time to time, a redacted copy of which is attached as Exhibit C.

1.50 “WARF-Vical Patent” shall mean the Patent exclusively licensed by Vical pursuant to the WARF Agreement and set forth in Part 3 of Exhibit A.

2.	PROJECT GOVERNANCE

2.1 Joint Steering Committee. Promptly after the Effective Date, the parties will form a Joint Steering Committee comprised of two (2) representatives of each of Vical and AnGes. One (1) member of the JSC selected by Vical shall be selected to act as the chairperson of the JSC. The JSC shall meet at least two (2) times per year during the Project Term, or at such greater frequency as the JSC determines is appropriate. Meetings of the JSC may be conducted by videoconference, teleconference or in person, as agreed by the parties, and the parties shall agree upon the time of meetings. A reasonable number of additional representatives of each party may attend meetings of the JSC. Decisions of the JSC shall be made by consensus of the members of the JSC, except as otherwise expressly stated. Vical shall perform the Phase 3 Clinical Trial in accordance with the decisions of the JSC. Furthermore, Vical shall consider the input of JSC in good faith when making decisions with respect to the remainder of the Project (after Phase 3 Clinical Trail completion and prior to BLA filing). The appointed representatives may change from time to time at the discretion of the represented party.

2.2 Joint Steering Committee Functions and Powers. The responsibilities of the JSC shall be as follows:

(a) encouraging and facilitating communication between the parties with respect to the Project;

(b) annually updating the Project Plan, and reviewing and approving any material changes to it;

(c) approving budget for the Phase 3 Clinical Trial for each calendar year based upon the activities to be conducted under the Project Plan;

(d) reviewing on a quarterly basis the costs against the budget for such expenses and making appropriate adjustments to the budget for the Phase 3 Clinical Trial;

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(e) monitoring progress of the Project and related budget;

(f) reviewing marketing and regulatory strategy regarding the Product; and

(g) carrying out any other duties and responsibilities described in this Agreement.

3.	CONDUCT OF THE PROJECT

3.1 Objectives. The parties hereby agree that the Project will be conducted by Vical during the Project Term, in accordance with the Project Plan and with the terms of this Agreement.

3.2 Performance of the Project. Vical shall conduct the Project in good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations and with applicable good laboratory practices, to attempt to achieve its objectives efficiently and expeditiously. The Project will be conducted in accordance with the budget and timeline provided by Vical to AnGes on May 25, 2006 and as subsequently approved by the JSC. Vical shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the Project. Vical shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to the Project in accordance with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement. During the Project Term and for a period of two (2) years after each annual R&D Payment period, Vical shall keep complete and accurate records pertaining to all the costs of research and development activities of Vical and its subcontractors required to complete the Phase 3 Clinical Trial. During the Project Term, Vical shall submit to AnGes an annual report within forty-five (45) days following each calendar year, stating in detail the Project activities during that year. AnGes shall have the right at its own expense to cause an independent, certified public accountant or attorney reasonably acceptable to Vical to audit such records kept pursuant to this section, and shall report to AnGes the findings of such examination relating to the compliance by Vical with the requirements of this Agreement regarding the costs of the Project. In addition, AnGes itself may conduct such an audit. Such audit shall occur during regular business hours and upon reasonable prior notice to Vical.

3.3 Project Reports. Vical shall keep the JSC reasonably informed as to the status of the Project. In particular, Vical shall prepare, and distribute to all members of the JSC no later than seven (7) days prior to the each JSC meeting, a summary of the results and progress for the Project.

3.4 Subcontracts. Vical may perform some of its obligations under the Project Plan, and either party may perform some of its obligations under Section 4 hereof, through one (1) or more subcontractors, provided that (a) none of the rights of either party hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are consistent with those undertaken by the parties pursuant to Section 10

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hereof. In the event a party performs any of such obligations through a subcontractor, then such party will at all times be responsible for the performance and payment of such subcontractor. Additionally, all such subcontractors shall be obligated to enter into a written agreement to assign all of subcontractor’s intellectual property rights arising from any such subcontracted work to the party for whom such subcontractor is subcontracting in order to allow such party to grant the rights set forth herein.

4.	DEVELOPMENT AND COMMERCIALIZATION OF PRODUCT

4.1 Development and Commercialization of Product by Vical. Subject to the terms and conditions of this Agreement (including, without limitation, Section 4.3(a)), Vical (itself or with its Affiliates and Sublicensees) shall have responsibility for and shall control the development and commercialization of the Product worldwide excluding in Asia.

4.2 Development and Commercialization of Product by AnGes. Subject to the terms and conditions of this Agreement (including, without limitation, Section 4.3(b)), AnGes (itself or with its Affiliates and Sublicensees) shall have responsibility for and shall control the development and commercialization of the Product in Asia.

4.3 Diligence Obligations.

(a) Vical Efforts. Vical shall make best efforts to diligently pursue and complete the Project substantially on the timeline provided to AnGes on May 25, 2006, as may be modified, and shall (itself or through its Affiliates and Sublicensees) use commercially reasonable efforts to commercialize the Product in the United States and in such Other Territories as determined by Vical (or its Affiliates and Sublicensees) based on economic and other relevant considerations. Vical shall keep AnGes regularly informed of the progress of such efforts.

(b) AnGes Efforts. Subject to Vical’s receipt of Regulatory Approval for the Product in the United States, AnGes agrees to use commercially reasonable efforts to diligently pursue and obtain Regulatory Approval of the Product and commercialize the Product in Japan and in such other territories in Asia as determined by AnGes (or its Affiliates and Sublicensees) based on economic and other relevant considerations. AnGes shall keep Vical regularly informed of the progress of such efforts.

(c) Best Efforts. The term “best efforts” means, with respect to the development or commercialization of the Product, except as otherwise explicitly set forth in this Agreement, the level of efforts required to carry out such obligation in a manner consistent with the efforts companies in the pharmaceutical industry devote to products of similar market potential, profit potential or strategic value resulting from their own research efforts, based on market conditions then prevailing, consistent with the exercise of prudent scientific and/or business judgment in accordance with generally accepted practices in the pharmaceutical industry. Determination of whether best efforts have been used shall be made without regard to

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the particular circumstances of a party, including any other product opportunities of such party. Best efforts requires, with respect to such an obligation, that the party: (a) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (b) set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such obligation; and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

4.4 Clinical Supply. Vical will supply the Product to AnGes for use in clinical trials in Asia on the terms attached hereto as EXHIBIT B and such other terms as mutually agreed in writing by AnGes and Vical.

4.5 Commercial Supply. The parties will negotiate in good faith a definitive commercial supply agreement (the “Commercial Supply Agreement”) pursuant to which Vical will supply the Product to AnGes for commercial sale in Asia. The Commercial Supply Agreement shall be finalized and signed by the parties prior to AnGes or any of its Affiliates or sublicensees making any filings in Asia in support of Regulatory Approval of the Product. The Commercial Supply Agreement shall provide that, with the exception of Product provided by Vical to AnGes for commercial supply in Japan, Product provided by Vical to AnGes for commercial supply in Asia shall be sold by Vical to AnGes at a price equal to the fully-burdened cost of the Product plus [***]. Vical’s fully- burdened cost for supplying such Product shall include the cost of raw materials, direct labor plus costs for manufacturing overhead, allocable to the Product based upon actual percentage utilization in terms of time, amount of use and space used of the manufacturing facility in which the Product is manufactured and all determined in accordance with U.S. generally accepted accounting principles. For Japan, the Commercial Supply Agreement shall provide that the cost of Product shall be included in the amounts payable by AnGes to Vical set forth in Section 6.5(a) hereof. If the terms and conditions (in the aggregate) for Vical’s commercial supply of Product to Third Party purchasers for commercial sale in Other Territories are more favorable to the Third Party purchaser than the terms and conditions (in the aggregate) of the Commercial Supply Agreement for Asia, those more favorable terms and conditions shall be applied to Vical’s sale of commercial supply to AnGes for commercial sale in Asia. If Vical is unable to manufacture sufficient quantities under the Commercial Supply Agreement or if after commercial launch in Asia, substantially better terms (in the aggregate) are available to AnGes, the parties will negotiate in good faith manufacturing rights for AnGes in Asia.

5.	LICENSES

5.1 License Grants by Vical

(a) License to Vical Technology. Subject to the terms and conditions of this Agreement, Vical hereby grants to AnGes, during the Term, an exclusive, royalty-bearing

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license, with the right to sublicense as provided in Section 5.3, under the Vical Technology (excluding the Project Data), to develop, use, sell, distribute for sale, offer for sale, have sold, import and export the Product in the Field in Japan.

(b) License to Project Data and Related Data. Subject to the terms and conditions of this Agreement, Vical hereby grants to AnGes, during the Term, an exclusive, royalty-bearing license, with the right to sublicense as provided in Section 5.3, under Vical’s rights in the Project Data and any Related Data, to use, make reference to and incorporate the Project Data and Related Data in regulatory filings in Asia for the purpose of obtaining Regulatory Approval of the Product in Asia.

(c) License to WARF-Vical Patent. Subject to the terms and conditions of this Agreement and the WARF Agreement, Vical hereby grants to AnGes, during the Term, an exclusive, royalty-bearing sublicense, with the right to sublicense as provided in Section 5.3, under the WARF-Vical Patent, to develop, use, sell, distribute for sale, offer for sale, have sold, import and export the Product in the Field in Japan.

(d) Continuation of WARF License. AnGes acknowledges that the rights granted by Vical to AnGes under Section 5.1(c) are licensed to Vical by WARF, and such rights are subject to the applicable terms and conditions of the WARF Agreement. In the event that the WARF Agreement is terminated, the rights granted by Vical to AnGes under Section 5.1(c) shall continue as a direct license from WARF to AnGes on the terms set forth in the WARF Agreement, subject to WARF’s consent following the signing of this Agreement by Vical and AnGes. AnGes acknowledges that such license provided directly from WARF shall be limited in scope to the license granted under this Agreement. In such event, AnGes agrees to be bound by the terms of the WARF Agreement (including royalty rates, product liability and other rights owing WARF thereunder) as if AnGes were the licensee thereunder instead of Vical.

(e) Michigan-Vical Patent. Subject to the terms and conditions of this Agreement and the Michigan Agreement, Vical hereby grants to AnGes, during the Term, an exclusive, royalty-bearing sublicense, with the right to sublicense as provided in Section 5.3, under the Michigan-Vical Patent, to develop, use, sell, distribute for sale, offer for sale, have sold, import and export the Product in the Field in Japan. In accordance with the terms of the Michigan Agreement, the sublicense granted in this Section 5.1(e), and any further sublicense of such rights by AnGes, will terminate upon the earlier to occur of the termination of the Michigan Agreement or the expiration of the Michigan-Vical Patent, and Vical will provide AnGes with written notice of such termination within thirty (30) days of its receipt of notice thereof; provided, however, that, notwithstanding the foregoing, if AnGes so notifies Michigan, within sixty (60) days after AnGes’ receipt of notice of such termination, AnGes may elect to continue the license of such rights under the Michigan Agreement subject to the conditions set forth in Section 6.2 of the Michigan Agreement. AnGes acknowledges that the Michigan-Vical Patent was developed, at least in part, by employees of the Howard Hughes Medical Institute (“HHMI”) and that HHMI has a paid-up, non-exclusive, irrevocable license to use the Michigan-Vical Patent only for HHMI’s research purposes, but with no right to assign or sublicense (the “HHMI License”). The sublicense granted pursuant to this Section 5.1(e) is subject to the HHMI License.

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5.2 License Grants by AnGes.

(a) License to Project Data. Subject to the terms and conditions of this Agreement, AnGes hereby grants to Vical, an exclusive, royalty-bearing, irrevocable license, with the right to sublicense as provided in Section 5.3, under AnGes’ rights in the Project Data, to use, make reference to and incorporate the Project Data in regulatory filings worldwide outside of Asia for the purpose of obtaining Regulatory Approval of the Product worldwide outside of Asia.

(b) License to AnGes Data. Subject to the terms and conditions of this Agreement, AnGes hereby grants to Vical and its Affiliates, during the Term, an exclusive, royalty-free, fully paid license, with the right to sublicense as provided in Section 5.3, to use, make reference to and incorporate the AnGes Data in regulatory filings worldwide outside of Asia for the purpose of obtaining Regulatory Approval of the Product worldwide outside of Asia. AnGes agrees to provide the AnGes Data to Vical periodically as it is generated.

5.3 Sublicense Terms. Each sublicense by a party to an Affiliate or Sublicensee of any rights that have been granted to such party under Section 5.1 or 5.2, as applicable, shall be set forth in a written agreement that binds the Affiliate or Sublicensee to all applicable provisions in this Agreement, including, without limitation, obligations with respect to confidentiality, indemnity, reporting and access to data and information. The party granting the sublicense shall be fully responsible for the compliance of its Affiliates Sublicensees with the terms and conditions of this Agreement (including, without limitation, in the case of any sublicense of rights to the Michigan-Vical Patent or the WARF-Vical Patent, the terms and conditions of the Michigan Agreement or the WARF Agreement, as applicable), and no sublicense shall relieve the sublicensing party of any of its obligations hereunder. Each party will notify the other within fifteen (15) days of the execution of an agreement pursuant to which any rights granted to a party under Section 5.1 or Section 5.2, as applicable, are sublicensed to an Affiliate or Sublicensee. Any such notice will indicate the name of the Affiliate or Sublicensee, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amount of all fees and royalties to be paid thereunder. Upon request by Vical, to the extent any sublicenses granted by AnGes include rights to the Michigan-Vical Patent, AnGes will provide Vical with a copy of such sublicense agreements (provided that confidential information therein that is not required to be provided pursuant to this Section may be redacted), which Vical may provide to Michigan.

5.4 Limitations.

(a) Limitations on AnGes. To the extent not otherwise prohibited by law, AnGes shall not, and shall cause its Affiliates and Sublicensees not to, sell the Product to customers outside Asia or to any Third Party in Asia that AnGes has reasonable grounds to believe is likely to export the Product outside of Asia. If AnGes becomes aware that a Third Party is exporting Products acquired from AnGes or its Affiliate or Sublicensee to a country outside Asia, then AnGes shall use best efforts within its legal rights and the remedies afforded by applicable laws to deter such Third Party from continuing such exportation, including, without limitation by ceasing or limiting the supply of the Product to such Third Party. All

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inquiries or orders received by AnGes or its Affiliates or Sublicensees for Products to be delivered outside of Asia shall be referred to Vical.

(b) Limitations on Vical. To the extent not otherwise prohibited by law, Vical shall not, and shall cause its Affiliates and Sublicensees not to, sell the Product to customers within Asia or to any Third Party that Vical has reasonable grounds to believe are likely to import Product into Asia. If Vical becomes aware that a Third Party is exporting Product acquired from Vical or its Affiliate or Sublicensee into Asia, then Vical shall use best efforts within its legal rights and the remedies afforded by applicable laws to deter such Third Party from continuing such exportation, including, without limitation, by ceasing or limiting the supply of the Product to such Third Party. All inquiries or orders received by Vical or its Affiliates or Sublicensees for Products to be distributed within Asia shall be referred to AnGes.

5.5 Retained Rights; No Implied Licenses. For avoidance of doubt, the licenses granted in Section 5.1 shall not in any way be interpreted as granting AnGes a license or sublicense to manufacture or have manufactured the Product, which are reserved to Vical. Vical hereby expressly reserves the right to practice, and to grant licenses under, the Vical Technology, the Product Data, the Michigan-Vical Patent and the WARF-Vical Patent for any and all purposes except to the extent that AnGes has been granted a license or sublicense under Section 5.1. No right or license under any Patents or other intellectual property rights of a party is granted or shall be granted by implication to the other party, and each party agrees not to practice any Patents or other intellectual property rights of the other party except pursuant to the licenses expressly granted in this Agreement or any other written agreement between the parties. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

6.	FEES AND PAYMENTS

6.1 Research and Development Funding. As described in greater detail below, AnGes agrees to fund the Phase 3 Clinical Trial costs for the Product up to $22,600,000. As noted in Article 4 and except as otherwise set forth herein, Vical will continue to be responsible for Product manufacturing costs and all costs incurred by Vical for development of and filing for Regulatory Approval with respect to the Product in the United States after completion of the Phase 3 Clinical Trial, including BLA preparation and filing. The payments for funding of the Phase 3 Clinical Trial costs will be made by AnGes as set forth in this Section 6.1.

(a) R&D Payments. During the Phase 3 Clinical Trial term and subject to Section 6.2, AnGes shall make non-refundable and non-creditable (except as provided in Section 6.2(a) and 6.2(b)) payments to Vical (each, an “Installment” and collectively, the “R&D Payments”), all of which shall be used exclusively to pay for or reimburse actual and documented costs of research and development activities of Vical and its subcontractors in performance of the Phase 3 Clinical Trial, in the amounts and at the times set forth below:

(i) On the Effective Date, $6,900,000, pursuant to the Stock Purchase Agreement.

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(ii) By no later than [***], [***] in cash.

(iii) By no later than [***], [***] in cash, and by no later than [***], $3,950,000, pursuant to the Stock Purchase Agreement.

(iv) By no later than [***], [***] in cash.

(v) By no later than [***], [***] in cash.

(vi) By no later than [***], [***] in cash.

Notwithstanding the foregoing schedule of Installments, if the Phase 3 Clinical Trial progresses at a faster rate than set forth in the Project Plan, the parties agree to discuss in good faith an acceleration of the schedule of Installments set forth in this Section 6.1(a).

(b) R&D Expenses in Excess of R&D Payments. To the extent that the actual and documented costs of research and development activities of Vical and its subcontractors required to complete the Phase 3 Clinical Trial exceed the estimated aggregate amount of $22,600,000, such excess amounts will be paid by the parties as follows:

(i) Vical will pay the first [***] of such expenses;

(ii) AnGes will pay Vical for the next [***] of such expenses; and

(iii) Vical will pay any such remaining expenses, including manufacturing costs and Phase 4 costs if any.

(c) Right of Negotiation for Other Territories. Vical hereby grants to AnGes a right to negotiate with Vical to fund research and development expenses for clinical trials of the Product conducted by or on behalf of Vical in any of the Other Territories in which human studies in addition to the Phase 3 Clinical Trial are required for Regulatory Approval of the Product therein. To the extent the parties enter into a definitive agreement pursuant to which AnGes agrees to fund any such trials, the parties will negotiate an adjustment to the royalty rate set forth in Section 6.4(b) which shall be applicable to the Other Territories for which AnGes provides such funding.

6.2 R&D Payments Adjustments.

(a) Failure to Meet Minimum Threshold. Each Installment set forth in Section 6.1(a)(ii) through (vi) may be delayed by AnGes, notwithstanding the dates for payment of such Installments as set forth in Section 6.1(a), until such time as the actual costs of activities of Vical and its subcontractors in performance of the Project which were to be paid for using the immediately proceeding Installment are estimated to be at least eighty percent (80%) of the

13.	*** Confidential Treatment Requested

immediately preceding Installment (the “Minimum Threshold”). Vical will provide written confirmation (including supporting documents) prior to each scheduled Installment (other than the first Installment) that the Minimum Threshold has been met with respect to the immediately preceding Installment. AnGes will notify Vical in writing of any decision to delay payment of an Installment pursuant to this Section 6.2(a). Vical shall notify AnGes in writing upon reaching a Minimum Threshold that had previously not been met at the time a subsequent Installment was scheduled, and AnGes will pay the previously delayed Installment to Vical within ten (10) business days after receipt of any such notice. If prior to the end of the Project, the then-current budget of total costs for the Phase 3 Clinical Trial (the “Revised Phase 3 Clinical Trial Costs”) is estimated to be less than $22,600,000, the last Installment will be reduced by the amount by which the Revised Phase 3 Clinical Trial Costs are below $22,600,000. If the actual costs of activities of Vical and its subcontractors in performance of the Phase 3 Clinical Trial exceed the Revised Phase 3 Clinical Trial Costs, Vical shall notify AnGes in writing and AnGes will pay Vical such excess up to the original amount of $22,600,000 within 30 days of such notification.

(b) Final Stoppage Event. Upon the occurrence of a Final Stoppage Event, AnGes’ obligation to pay to Vical any Installments not yet due and payable as of such date shall terminate. In addition, upon the occurrence of a Final Stoppage Event, Vical shall return to AnGes all unused amounts comprising R&D Payments paid to Vical, other than Installments made pursuant to the Stock Purchase Agreement in Sections 6.1(a)(i) and (iii) hereof. Notwithstanding the foregoing, any such Installments that would otherwise be returned to AnGes pursuant to the preceding sentence may be reduced by Vical by the amount equal to fifty percent (50%) of the costs incurred by Vical and its Affiliates to wind down the Project (the “Shut Down Costs”). In the event that the unused amounts are insufficient to cover fifty percent (50%) of the Shut Down Costs, Vical may invoice AnGes for any such deficient amount, and AnGes will pay such amounts within thirty (30) days of date of invoice. Shut Down Costs to be borne by AnGes shall not exceed $1,000,000. Notwithstanding the foregoing, Vical may not apply amounts that would otherwise be returned to AnGes hereunder toward the Shut Down Costs, or otherwise require AnGes to pay for fifty percent (50%) of the Shut Down Costs, to the extent that Vical’s gross negligence or willful misconduct is the direct cause of the Final Stoppage Event.

6.3 Milestone Payments. Within thirty (30) days following the first occurrence of aggregate invoiced sales of the Product in Asia by AnGes and its Affiliates and Sublicensees reaching each amount set forth below in any period of up to twelve (12) months, AnGes shall pay to Vical the corresponding milestone payment set forth below:

Aggregate Invoiced Sales in Asia	Milestone Payment

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

14.	*** Confidential Treatment Requested

Each of the milestone payments described in this Section 6.3 shall be payable one (1) time. Sales shall be counted toward each aggregate invoiced amount described above once. Once invoiced sales reach a given threshold, a new period for counting aggregate invoiced sales shall begin. For example, if aggregate invoiced sales of the Product in Asia equal [***] during a three (3) month period, the milestone payment of [***] would be due and a new period would begin, not to exceed twelve (12) months, in which sales would be aggregated for purposes of this Section 6.3. Upon additional sales of [***] (not including the initial [***] counted with respect to the initial milestone payment) within any subsequent twelve (12) month (or shorter) period, the milestone payment of [***] would be due. All payments made to Vical pursuant to this Section 6.3 are non-refundable and may not be credited against any other payments payable by AnGes to Vical under this Agreement. For purposes of calculating aggregate invoiced sales of the Product in Asia, sales in any currency other that U.S. dollars shall be converted into U.S. dollars at an exchange rate determined in the same manner as described in Section 7.2.

6.4 Royalties Due From Vical.

(a) Sales in the United States. Vical shall pay to AnGes royalties on Net Sales of the Product by Vical and its Affiliates and Sublicensees in the United States at the following rates:

(i) [***] of that portion of total annual Net Sales of the Product in the United States that is less than or equal to [***];

(ii) [***] of that portion of total annual Net Sales of the Product in the United States that is greater than [***] and less than or equal to [***];

(iii) [***] of that portion of total annual Net Sales of the Product that is greater than [***] and less than or equal to [***];

(iv) [***] of that portion of total annual Net Sales of the Product that is greater than [***] and less than or equal to [***];

(v) [***] of that portion of total annual Net Sales of the Product that is greater than [***] and less than or equal to [***]; and

(vi) [***] of that portion of total annual Net Sales of the Product that is greater than [***].

(b) Sales in the Other Territories. Vical shall pay to AnGes a royalty of [***] of annual Net Sales of the Product by Vical and its Affiliates and Sublicensees in the Other Territories.

(c) Minimum Royalty Payment. Notwithstanding Sections 6.4(a) and 6.4(b), beginning with the second full year after the First Commercial Sale by Vical or its Affiliate or Sublicensee in the United States, if the Regulatory Approval of the Product covers

15.	*** Confidential Treatment Requested

the first line use of the Product in the indication of Stage 3 and Stage 4 (M1a and M1b) melanoma patients, then the minimum annual royalty payments by Vical to AnGes pursuant to this Section 6.4(a) and 6.4(b) shall be [***], subject to reduction pursuant to Section 6.6, so that, if the total royalty payments made by Vical under Section 6.4(a) and 6.4(b) for any such calendar year is less than [***], Vical shall pay AnGes the amount by which [***] exceeds the total royalty payments made by Vical under Sections 6.4(a)and 6.4(b) at the time that the last payment for such calendar year is made to AnGes.

6.5 Royalties Due From AnGes.

(a) Sales in Japan. AnGes shall pay to Vical a royalty of [***] of annual Net Sales of the Product by AnGes and its Affiliates and Sublicensees in Japan, which royalty shall include the transfer price for the Product supplied by Vical for Japan under the Commercial Supply Agreement.

(b) Sales in Asia, Other than Japan. AnGes shall pay to Vical a royalty of [***] of annual Net Sales of the Product by AnGes and its Affiliates and Sublicensees in Asia, other than in Japan. In addition to this royalty, AnGes shall pay for Product in accordance with the pricing and terms of the Commercial Supply Agreement.

6.6 Reduction for Generics. To the extent that, during the Royalty Term, a generic version of the Product is legally available in a given country, through no fault of the party that would otherwise be paying Percentage-Based Payments in such country, and such generic version possesses at least [***] of the market share for the Product in such country in any Calendar Quarter based on market data provided by such party to the other party, then the royalties otherwise due under Section 6.4 or 6.5, as applicable, with respect to sales of the Product by such party and its Affiliates and Sublicensees in such country shall be reduced by [***] during the period when such generic is available.

6.7 Royalty Term. The payments specified in Sections 6.4 and 6.5 (collectively, “Percentage-Based Payments”) shall be payable on a country-by-country basis for a period equal to the Royalty Term in such country.

6.8 Non-Arms’ Length Transactions. If AnGes or Vical, or their respective Affiliates or Sublicensees, sell the Product to any entity or person controlled by, controlling, or under common control with such party, at a price less than the price charged to Third Parties, the royalties payable hereunder with respect to such sale shall be computed on the basis of the price charged to independent third parties in an arms’ length transaction. Solely for purposes of this Section 6.10, “control” shall mean the direct or indirect ownership of more than 30% of the

16.	*** Confidential Treatment Requested

voting stock or other ownership interests of that entity, or the power, directly or indirectly, to cause the direction of the management and policies of such entity.

7.	PAYMENT; RECORDS; AUDITS

7.1 Payment; Reports. Percentage-Based Payments shall be calculated and reported for each Calendar Quarter. All payments due under this Agreement shall be paid within forty-five (45) days after the end of each Calendar Quarter. Each Percentage-Based Payment shall be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Products sold, leased or distributed, the gross sales and Net Sales of such Products, the deductions applicable as provided in the definition of Net Sales, the method used to calculate the Percentage-Based Payments, and the exchange rates used. Each party shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit the other party to confirm the accuracy of all payments due hereunder.

7.2 Exchange Rate; Manner and Place of Payment. All references to dollars and “$” herein shall refer to United States dollars. All payments hereunder shall be payable in United States dollars. When conversion of payments from any foreign currency is required, such conversion shall be at the arithmetic average of the daily exchange rates for the Calendar Quarter in which the obligation to pay was incurred, as reported in The Wall Street Journal, West Coast U.S. Edition. If The Wall Street Journal no longer publishes exchange rates, Vical shall notify AnGes of the New York, NY bank to be relied upon for exchange rates. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the applicable party, unless otherwise specified in writing by such party.

7.3 Income Tax Withholding. Each party will pay any and all taxes levied on account of any payments made to such party under this Agreement. If any taxes are required to be withheld by a party from payments made to the other party hereunder, such withholding party will (a) deduct such taxes from the payment being made, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within thirty (30) days following such payment. Notwithstanding the foregoing, in no event will any amounts otherwise payable by AnGes to Vical pursuant to Section 6.1 hereof be reduced from the amounts set forth in Section 6.1 as the result of deduction of taxes or otherwise.

7.4 Audits. During the Term and for a period of six (6) years after each Percentage-Based Payment, each party shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of the Product in sufficient detail to permit the other party to confirm the accuracy of all Percentage-Based Payments due hereunder. Each party, as well as Michigan and/or WARF, shall have the right to cause an independent, certified public accountant or attorney reasonably acceptable to the other party to audit such records of such other party to confirm Net Sales, Percentage-Based Payments and other payments for a period covering not more than the preceding six (6) years. In addition, each of WARF (for three (3) years) and Michigan (for six (6) years) themselves may conduct

17.

such an audit. Such audits may be exercised during normal business hours upon a minimum of sixty (60) days’ prior written notice to the party to be audited, but no more frequently than once per year. In connection with any such audit required by WARF, WARF or its agent shall be entitled to make and retain copies of records reviewed in such audit. Prompt adjustments shall be made by the parties to reflect the results of such audit. The party requesting the audit, or Michigan or WARF if applicable, shall bear the full cost of such audit unless such audit discloses an underpayment by the audited party of more than five percent (5%) of the amount of Percentage-Based Payments or other payments due under this Agreement, in which case, the audited party shall bear the full cost of such audit and shall promptly, and in any event within twenty-one (21) days of written notice of such underpayment, remit to the party requesting the audit the amount of any underpayment plus interest as described in Section 7.6.

7.5 Blocked Currency. Even if the local currency in a particular country is blocked and cannot be removed from the country, royalties accrued for sales of Product in that country shall nonetheless be paid in United States dollars.

7.6 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of one percent (1.0%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate in the United States and Japan. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

8.	INTELLECTUAL PROPERTY

8.1 Ownership.

(a) Inventions. Inventorship of inventions conceived of and reduced to practice in the course of performance of the Project (“Inventions”) shall be determined in accordance with the rules of inventorship under United States patent laws. Vical shall own all Inventions conceived of and reduced to practice by its employees and contractors (“Vical Inventions”), and all Patents claiming any Vical Inventions, which shall be included in the Vical Patents.

(b) Project Data. Vical hereby assigns to AnGes such rights Vical has or may acquire in the Project Data as necessary so that Vical and AnGes are joint owners of the Project Data. The parties agree not to take any action, or omit to take any action, that diminishes the rights or interests of the other party in the Project Data without the written consent of such other party.

18.

8.2 Patent Prosecution and Maintenance. Subject to the WARF Agreement and the Michigan Agreement, Vical shall be responsible for the preparation, filing, prosecution and maintenance of the Licensed Patents. Vical shall be responsible for expenses related thereto, provided that to the extent a claim is brought that challenges or seeks to invalidate a Licensed Patent, to the extent the claim is related to the Product or, if resolved adversely would affect the Product, AnGes shall pay for [***] of such expenses, but which in no case will exceed [***] per claim or action. Vical shall keep AnGes reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensed Patents in Asia. Vical shall consider in good faith the requests and suggestions of AnGes with respect to strategies for filing and prosecuting such Patents in Asia.

8.3 Infringement by Third Parties. Vical and AnGes shall promptly notify the other in writing of any alleged or threatened infringement of any Licensed Patent of which they become aware that would have a material adverse effect on the Product. Both parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation, as appropriate. Vical shall have the sole right, as between Vical and AnGes, to bring and control any action or proceeding with respect to infringement of any Licensed Patent, and AnGes shall have the right, at its own expense, to be represented in any such action, involving any alleged or threatened infringement of any Licensed Patent in Asia that would have a material adverse effect on the Product, by counsel of AnGes’ own choice. With respect to expenses incurred by Vical in connection with such an action or proceeding in Asia, AnGes shall pay for [***] of such expenses, but which in no case will exceed [***] per action or proceeding. Vical will bear all other expenses for such action or proceeding. Any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of the parties, shall be divided pro-rata according to payment of expenses by Vical and AnGes.

8.4 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Vical shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Vical’s activities at its own expense and by counsel of its own choice, and AnGes shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. AnGes shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by AnGes’ activities at its own expense and by counsel of its own choice, and Vical shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 8.4 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld or delayed).

19.	*** Confidential Treatment Requested

8.5 Patent Marking. AnGes, and its Affiliates and Sublicensees, shall apply patent markings that meet the requirements of United States or other applicable law with respect to the Product. All Product sold in other countries by AnGes and its Affiliates and Sublicensees shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

9.	REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each party represents and warrants to the other party as of the Effective Date that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2 Vical Representations and Warranties. Vical represents and warrants to AnGes that, as of the Effective Date:

(a) Vical has the right to grant the licenses contemplated under this Agreement.

(b) Vical has received no written notice of alleged infringement of any issued patent asserted by any Third Party in relation to the Product.

(c) To Vical’s knowledge, there is no actual or threatened infringement of any Licensed Patents in relation to the Product.

(d) No claim or action has been brought or, to Vical’s knowledge, threatened by any person alleging, that the Licensed Patents are invalid or unenforceable.

(e) The Michigan Agreement and the WARF Agreement are in full force and effect and Vical is not in material breach of the Michigan Agreement or the WARF Agreement.

9.3 Performance by Affiliates. The parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a party participates in research and development activities under this Agreement or with respect to the Product, (a) the restrictions of this Agreement which apply to the activities of a party with respect to the Product shall apply equally to the activities of such Affiliate, and (b) the party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property and data developed by such Affiliate shall be

20.

governed by the provisions of this Agreement as if such intellectual property and data had been developed by the party.

9.4 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of any study or test commenced under the Project or (b) the safety or usefulness for any purpose of the technology it provides hereunder.

9.5 Limitation of Liability. EXCEPT FOR PAYMENTS UNDER SECTION 6 OR LIABILITY FOR BREACH OF SECTION 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 9.5 shall not be construed to limit either party’s indemnification obligations under Section 12. AnGes acknowledges the disclaimer of warranty and limitation on Michigan’s liability set forth in Section 9 of the Michigan Agreement, and agrees not to make, and to require its Affiliates and Sublicensees not to make, any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in Section 9 of the Michigan Agreement.

10.	CONFIDENTIALITY

10.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for seven (7) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). Each party may use such Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (and in any event no less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other party. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other party.

21.

10.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes generally known or available, through no act or failure to act on the part of the receiving party; (b) is known by the receiving party at the time of receiving such information, as evidenced by its written records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party.

10.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is the subject of a written permission to disclose provided by the disclosing party or is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) making regulatory filings for the Product in territories in which such party has a license or right hereunder;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations;

(e) disclosure to Affiliates, Sublicensees, employees, consultants, subcontractors and agents to the extent required to accomplish the purposes of this Agreement, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, subcontractor or agent agrees in writing to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 10; and

(f) disclosure to potential Sublicensees or other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Sublicensee or other Third Party agrees in writing to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 10.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 10.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the U.S. Securities and Exchange Commission or as otherwise required by law.

10.4 Publicity. It is understood that the parties intend to issue a joint press release announcing the execution of this Agreement and agree that each party may desire or be required

22.

to issue subsequent press releases relating to the Agreement or activities hereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases or make such disclosure with the appropriate regulatory authority (including, without limitation, filing of a Form 8-K with the U.S. Securities and Exchange Commission) as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

10.5 Use of Names.

(a) WARF. AnGes agrees, and shall require its Affiliates and Sublicensees to agree, to refrain from using WARF’s name, the name of any University of Wisconsin inventor of inventions covered by the WARF-Vical Patent, or the name of the University of Wisconsin, in sale, promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

(b) Michigan. AnGes agrees, and shall require its Affiliates and Sublicensees to agree, to refrain from using the names of Michigan or HHMI, or their respective insignia, in publicity or advertising without the prior written approval of Michigan or HHMI, as the case may be. Notwithstanding the foregoing, without the prior written approval of Michigan, AnGes and its Affiliates and Sublicensees may state publicly and privately that the Product was developed jointly by Vical and Michigan.

11.	TERM AND TERMINATION

11.1 Term. The term of the Project shall commence on the Effective Date and continue until expiration of the Project Term, unless this Agreement is earlier terminated pursuant to Section 11.2, 11.3 or 11.4. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration of the last Royalty Term for the Product, unless earlier terminated pursuant to Section 11.2, 11.3 or 11.4.

11.2 Termination for Cause.

(a) Termination By Either Party. Each party shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to the other party upon or after the breach of any material provision of this Agreement by such other party (ten (10) days’ prior written notice in the event of a payment breach) if the breaching party has not cured such breach within the thirty (30)-day period (ten (10)-day period in the event of a payment breach) following written notice of termination by the non-breaching party. In the case of a breach of any material provision of this Agreement other than a payment breach, if such breach cannot be cured within the sixty (60) day cure period, this Agreement shall not terminate if the breaching

23.

party has made diligent efforts to cure such breach within the sixty (60) day period and this Agreement shall remain in effect for such period after notice of breach as may be reasonable in the circumstances as long as the breaching party continues to use diligent efforts to pursue the cure with a reasonable expectation that cure will be effected as promptly as practicable thereafter. In the event the parties in good faith dispute the existence of a breach of a material provision of this Agreement or a party’s diligence in attempting to cure such a breach (other than a payment breach), termination of this Agreement shall not be deemed to occur unless and until such dispute has been referred for resolution in accordance with Section 13.1 hereof, breach of a material provision of this Agreement or failure to make diligent efforts to cure such breach has been established by an arbitration thereunder and, if such breach can be cured by the payment of money or the taking of specific remedial actions, the breaching party does not pay the amount so determined to be due within ten (10) days of receipt of the arbitration decision or otherwise diligently undertake and complete such remedial actions within the timeframe established by such arbitration decision.

(b) Termination Due to Financial Duress. If at any time during the Term which is at least six (6) months prior to the due date of any payment from AnGes to Vical pursuant to Section 6.1(a), AnGes’ cash and cash equivalents fall below [***], AnGes may notify Vical in writing of such fact, referencing this Section 11.2(b) and providing data showing AnGes’ financial position. The parties shall, within thirty (30) days after such notice from AnGes, discuss in good faith AnGes’ ability to make the next payment. To the extent that AnGes’ cash and cash equivalents remain below [***] for at least the three (3) months prior to the date the next payment is due from AnGes to Vical pursuant to Section 6.1(a), and to the extent AnGes has complied with the requirements of the foregoing sentences, AnGes may terminate this Agreement upon thirty (30) days’ written notice to Vical, which such notice must be provided at least thirty (30) days prior to the due date for such payment. In the event of such a termination, on the due date for such payment AnGes will provide data to Vical showing AnGes’ financial position as of such date.

(c) Bankruptcy. A party may terminate this Agreement if, during the Term, the other party shall file a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other party or of its assets, and such petition shall not be dismissed or withdrawn within ninety (90) days after the filing thereof.

11.3 Termination Due to Final Stoppage Event. Either party may terminate this Agreement upon thirty (30) days’ prior written notice following the occurrence of a Final Stoppage Event.

11.4 Effect of Termination; Surviving Obligations.

(a) Upon termination of this Agreement by either party pursuant to Section 11.2:

(i) all rights under the licenses granted under Sections 5.1 shall automatically terminate and revert to the granting party;

24.	*** Confidential Treatment Requested

(ii) all other rights and obligations of the parties under the Agreement shall terminate, except as provided in this Section 11.4;

(iii) in the case of a termination by AnGes pursuant to Section 11.2(a) or 11.2(b), AnGes’ right to payment from Vical pursuant to Section 6.4 shall survive, however any payments AnGes would otherwise receive thereunder shall be reduced pro rata based on the percentage of cash R&D Payments (not to include payments which were or would have been, if made, paid in exchange for stock pursuant to the Stock Purchase Agreement, or which were returned pursuant to Section 11.4(a)(v), if applicable) that AnGes failed to pay to Vical, based on an aggregate of [***] possible cash payments;

(iv) AnGes shall, and hereby does, assign to Vical such rights as AnGes has or may acquire in the Project Data as necessary to convey sole ownership of the Project Data and the AnGes Data to Vical (and, effective upon such assignment, the license granted in Section 5.2(a) shall be extinguished);

(v) in the case of a termination by AnGes pursuant to Section 11.2(b), Vical shall return to AnGes cash R&D Payments (not to include payments which were paid in exchange for stock pursuant to the Stock Purchase Agreement) received from AnGes but not yet spent according the then-current budget as of the date of termination. Such monies shall be returned within thirty (30) days of the date of termination; and

(vi) in the case of termination by AnGes pursuant to Sections 11.2(a) and 11.2(c), the Project shall terminate, and Vical will provide to AnGes a copy of such Project Data and Related Data that exists as of the time of such termination. As a result, all obligations of Vical and AnGes in relation to the Project under Article 3, as well as its diligence obligation with respect to the Project under Sections 4.3(a) and 4.3(b), shall terminate, and the obligations of AnGes and Vical under Sections 6.1 and 6.2 shall terminate. All other rights and obligations of the parties, including, without limitation, the licenses granted to AnGes under Section 5.1 and the payment obligations in Sections 6.3, 6.5, 6.6, 6.7, 6.8 and 7 (but excluding Section 6.4, which is addressed in Section 11.4(a)(iii) above), shall continue in accordance with the terms of this Agreement.

(b) Upon termination of this Agreement by either party pursuant to Section 11.3:

(i) all rights under the licenses granted under Sections 5.1 and 5.2 shall automatically terminate and revert to the granting party; and

25.	*** Confidential Treatment Requested

(ii) all other rights and obligations of the parties under the Agreement shall terminate, except as provided in this Section 11.4.

(c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The obligations and rights of the parties under Sections 1, 5.2, 7.4, 8.1, 9.4, 9.5, 10.1, 10.2, 10.3, 10.4, 10.5, 11.4, 11.5, 11.6, 11.7, 12 and 13 of this Agreement shall survive expiration or termination of this Agreement.

(d) Within thirty (30) days following the expiration or termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

11.5 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not by itself give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

11.6 Damages; Relief. Subject to Section 11.5 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Vical or AnGes are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or other applicable bankruptcy law, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or other applicable bankruptcy law. The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or other applicable bankruptcy law. The parties further agree that, in the event of the commencement of a bankruptcy proceeding-by or against either party under the U.S. Bankruptcy Code or other applicable bankruptcy law, the party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

12.	INDEMNIFICATION

12.1 Indemnification by Vical. Vical hereby agrees to save, defend and hold AnGes and its Affiliates and their respective directors, officers, employees and agents (each, an “AnGes Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any AnGes Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of the development, use, sale, offer for sale, import, export or other disposition of

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the Product by Vical, its Affiliates or Sublicensees (or on their behalf by their respective employees, consultants, contractors or agents) worldwide, excluding Asia; except to the extent such Losses result from the gross negligence or willful misconduct of any AnGes Indemnitee or the breach by AnGes of any warranty, representation, covenant or agreement made by AnGes in this Agreement.

12.2 Indemnification by AnGes. AnGes hereby agrees to save, defend and hold Vical and its Affiliates and their respective directors, officers, employees and agents (each, a “Vical Indemnitee”) harmless from and against any and all Losses to which any Vical Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of the use, handling, storage, sale, offer for sale, import, export or other disposition of any Product by AnGes, its Affiliates or Sublicensees (or on their behalf by their respective employees, consultants, contractors or agents) in Asia; except to the extent such Losses result from the gross negligence or willful misconduct of any Vical Indemnitee or the breach by Vical of any warranty, representation, covenant or agreement made by Vical in this Agreement.

12.3 Control of Defense. Any person or entity entitled to indemnification under this Section 12 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified person or entity. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified person or entity without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified person or entity with respect to such Losses.

12.4 Insurance. Vical, at its own expense, shall maintain commercial general liability insurance and product liability insurance (or self-insure) in an amount consistent with industry standards during the Term and shall name AnGes as an additional insured with respect to such insurance. AnGes, at its own expense, shall maintain commercial general liability insurance and product liability insurance (or self-insure) in an amount consistent with industry standards, beginning prior to initiation by AnGes of any development of the Product in Asia and continuing during the Term, and shall name Vical as an additional insured with respect to such insurance, as well as Michigan and its Regents, fellows, officers and employees, and HHMI Indemnitees. AnGes’ insurance shall protect HHMI and Michigan with respect to events covered in Section 12.5 hereof. Each party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other party upon request.

12.5 Indemnification of Michigan and HHMI. Subject to the applicable terms and conditions set forth in Section 10 of the Michigan Agreement:

(a) AnGes shall, and shall require its Sublicensees to, defend, indemnify and hold harmless Michigan, including its Regents, fellows, officers, employees, students and agents (together, “HHMI Indemnitees”) for and against any and all claims, demands, damages, losses

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and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with any of the following: (a) any manufacture, use, sale or other disposition by AnGes or transferees of Product; (b) the direct or indirect use by any person of Product made, used, sold or otherwise distributed by AnGes; and (c) the use or practice by AnGes of any invention within the Michigan-Vical Patent.

(b) AnGes shall, and shall require its Sublicensees to, indemnify, defend by counsel acceptable to HHMI, and hold harmless, HHMI and its trustees, officers, employees and agents from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including without limitation reasonable attorney’s fees and other costs and expenses of defense) based upon, arising out of or otherwise relating to the Michigan Agreement, including without limitation any cause of action relating to product liability.

(c) AnGes shall, and shall require its Sublicensees to, comply with all applicable laws and regulations with regard to its activities under this Agreement. In particular, AnGes understands and acknowledges that the transfer of certain goods and technology subject to this Agreement are subject to export control laws and regulations of the United States, including but not limited to the Export Administration Regulations (“EAR”), and sanctions regimes of the U.S. Department of Treasury, Office of Foreign Asset Controls. AnGes shall not, and shall prohibit its Sublicensees from, without prior U.S. government authorization, export, re-export, or transfer of any goods or technology subject to this Agreement, either directly or indirectly, to any country subject to a U.S. trade embargo (currently Cuba, Iran, Libya, North Korea, Sudan, and Syria) or to any resident or national of any such country, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specifically Designated Nationals and Blocked Persons” maintained by the U.S. Department of Treasury. These laws and regulations prohibit, or require a license for, the export of such commodities and technical data to certain specified countries. AnGes agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by AnGes or its Sublicensees, and to defend, indemnify and hold harmless Michigan, its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation by AnGes or its Sublicensees as a result of their respective activities under this Agreement.

12.6 Indemnification of WARF. In accordance with the WARF Agreement, AnGes agrees to defend and hold WARF and the inventors of the WARF-Vical Patent and the providers of any materials useful in connection with practicing this license (if provided on behalf of WARF) harmless against any judgments, fees, reasonable attorney fees, reasonable expenses, or other reasonable costs arising from or incidental to any product liability or any other lawsuit brought as a consequence of the practice of the inventions of the WARF-Vical Patent by AnGes (or its Sublicensees) or the use of Patents by AnGes (or its Sublicensees) of the Product by them or others, whether or not WARF or any one or more of the inventors is named as a party defendant in any such lawsuit as long as such judgments, fees, reasonable attorney fees,

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reasonable expenses or other reasonable costs do not arise solely from the negligence, recklessness or willful misconduct of WARF, any inventors of the WARF-Vical Patent or the providers of the materials.

13.	GENERAL PROVISIONS

13.1 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Chief Executive Officer of AnGes and the Chief Executive Officer of Vical. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and, within twenty (20) days after such notice, such representatives of the parties shall meet for attempted resolution by good faith negotiations. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement (excluding any antitrust, anti-competition or patent enforcement or validity matter), shall be resolved by final and binding compulsory arbitration in a neutral location agreed to by the parties pursuant to and in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical industry, none of whom shall be a current or former employee or director, or a then-current stockholder, of either party, their respective Affiliates or any Sublicensee. Within thirty (30) days after receipt of the original notice of binding arbitration, each party shall select one (1) person to act as arbitrator and the two (2) party-selected arbitrators shall select a third arbitrator within ten (10) business days of their appointment. Either party may apply to the arbitrators for interim injunctive relief until the arbitrators have rendered their decision or the controversy is otherwise resolved. Either party may also, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitrators’ decision. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in any court having jurisdiction. Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, provided that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable costs and expenses, including reasonable attorneys’ fees, in connection with arbitration of such controversy or claim. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial and certain rights of appeal.

13.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

29.

13.3 Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement, together with that certain Confidential Disclosure Agreement between the parties dated June 8, 2005, to the extent not in conflict herewith, supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

13.4 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.5 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided that, in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

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13.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it other than HHMI, Michigan and WARF, which may enforce the provisions of this Agreement which are for the benefit of HHMI, Michigan and WARF, respectively.

13.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, seven (7) days after the date of postmark; or (c) if delivered by overnight courier, the second business day the overnight courier regularly makes deliveries.

If to AnGes, notices must be addressed to:

AnGes MG, Inc.

5F, Mitasuzuki Bldg, 5-20-14

Shiba, Minato-ku, Tokyo, 108-0014

Japan

Attention: General Counsel

Telephone: 81-3-5730-2489

Facsimile: 81-3-5730-2635

If to Vical, notices must be addressed to:

Vical Incorporated

10390 Pacific Center Court

San Diego, CA 92121

Attention: Vice President, Business Development

Telephone: (858) 646-1144

Facsimile: (858) 334-1450

13.10 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event

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similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

13.11 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any Section shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this RESEARCH AND DEVELOPMENT AGREEMENT as of the Effective Date.

VICAL INCORPORATED		ANGES MG, INC.

By:	/s/ Jill M. Church	By:	/s/ Ei Yamada

Name:	Jill M. Church	Name:	Ei Yamada

Title:	Chief Financial Officer	Title:	President and CEO

Date:	25 May, 2006	Date:	25 May, 2006

SIGNATURE PAGE

Exhibit A

Licensed Patents

Part 1 – Michigan-Vical Patent

[***]	[***]

Part 2 – Vical Patent

[***]	[***]

Part 3 – WARF-Vical Patent

[***]	[***]

*** Confidential Treatment Requested

Exhibit B

Clinical Supply Terms

•	AnGes shall pay Vical for Product supplied for use in clinical trials at a price equal to Vical’s fully-burdened cost for supplying such Product, including, without limitation, materials costs, labor costs, variance from standard costs, write-offs for Product that cannot be used, plus an appropriate share of costs for overhead, determined in accordance with Vical’s accounting practices for other products manufactured in the applicable facility.

•	All Product supplied by Vical to AnGes for purposes of AnGes and its Affiliates and Sublicensees conducting clinical trials (the “Clinical Supply”) will be used only in furtherance of obtaining Regulatory Approval with respect to the Product in Asia, and will be used in compliance with all applicable laws, rules and regulations.

•	Product release and acceptance terms shall be determined in accordance with applicable industry standards.

•	AnGes shall be entitled to appropriate audit rights with respect to the manufacturing facility utilized by Vical to enable AnGes to comply with applicable regulatory requirements.

•	AnGes will provide Vical with at least six (6) months prior notice of the quantities required and ship date for Clinical Supply to be provided by Vical. Providing that such notice is given, AnGes will receive supply priority in the case of a manufacturing short-fall.

•	Vical agrees to sell to AnGes Clinical Supply as follows: individually vialed, sterile final drug product. Labeling of vials will be done in consultation with AnGes, however vials will be labeled “for investigational use only” or the equivalent instructions in the appropriate language for the country of investigational use.

•	All Clinical Supply shall be sent from Vical’s manufacturing site FCA (Incoterms 2000). AnGes will arrange for and pay all costs associated with insuring and shipping Clinical Supply (including, without limitation, packaging for overseas shipment in refrigerated conditions). AnGes or its Sublicensee will be responsible for all import clearance activities related to Clinical Supply.

•

AnGes or its Sublicensee shall save, defend and hold Vical and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all Losses to which any such indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such losses arise directly or indirectly out of: (i) the use, handling, storage or other disposition of Clinical Supply sold to AnGes; or (ii) the breach by AnGes or its Sublicensee of any warranty, representation, covenant or agreement made by AnGes in the agreement covering the provision of the Clinical Supply to AnGes, except, in each case, to the extent such Losses result from the negligence or willful misconduct of Vical or the breach by Vical of any material warranty, representation, covenant or agreement made by Vical in such agreement. AnGes shall, and shall require its Sublicensees, at their own expense, to maintain appropriate general liability and product liability insurance with respect to their activities involving the Clinical Supply in an amount consistent with industry standards.

Exhibit C

WARF Agreement

Exhibit D

[***]